Exhibit 99.77(q)(1)(d)(4)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

Voya INVESTMENTS, LLC

and

Voya INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee
Voya Government Money Market Portfolio (formerly, Voya Money Market Portfolio)	0.113%